EXHIBIT 99.1


SYSCO Corporation                                    NEWS RELEASE
1390 Enclave Parkway                                 ------------
Houston, Texas 77077-2099
(281) 584-1390

FOR IMMEDIATE RELEASE
                                                         FOR MORE INFORMATION
                                               CONTACT:  John M. Palizza
                                                         Assistant Treasurer
                                                         (281) 584-1308



           SYSCO APPOINTS ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS

     HOUSTON, March 27, 2002 -- SYSCO Corporation (NYSE: SYY) today announced that its Board of Directors has appointed Ernst & Young LLP as the corporation's independent accountants. Ernst & Young will replace Arthur Andersen LLP as SYSCO's independent accountants effective immediately.

     "We respect and value the excellent and professional services that Arthur Andersen has provided SYSCO throughout their long tenure as our independent accountants," said Charles H. Cotros, chairman and chief executive officer of SYSCO. Regarding the change to Ernst & Young, he said that the Board of Directors, the Board's Audit Committee and SYSCO's executive management made the decision to change accounting firms after very thorough deliberation and an extensive evaluation process. "Ernst & Young has an excellent reputation in the public accounting arena," Mr. Cotros concluded. "We look forward to beginning a working relationship with them."

     SYSCO is the largest foodservice marketing and distribution organization in North America. Generating sales of approximately $22.6 billion for calendar year 2001, the company provides food and related products and services to about 370,000 customers, including restaurants, healthcare and educational institutions, lodging establishments and other foodservice operations. The SYSCO distribution network currently extends throughout the entire contiguous United States and portions of Alaska, Hawaii and Canada. For more information about SYSCO visit the company's home page at www.sysco.com.


                                      # # #




                                       6

1457088